As filed with the Securities and Exchange Commission on April 3, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

21Vianet Group, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

M5, 1 Jiuxianqiao East Road,

Chaoyang District, Beijing 100016

People’s Republic of China

(86 10) 8456-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Share Incentive Plan, as amended

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Sheng-Wen Hsiao Chief Financial Officer 21Vianet Group, Inc. M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing 100016 People’s Republic of China (86 10) 8456-2121	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.00001 per share, under the 2010 Share Incentive Plan, as amended	2,686,965 (2)	US$1.55 (3)	US$4,164,795.75	US$568.08

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents six (6) Class A ordinary shares. The Registrants’ ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-173331).
(2)	These shares, which represent an aggregate increase to the number of Class A ordinary shares issuable under the 2010 Share Incentive Plan, as amended (the “Plan”) pursuant to terms of the Plan, are reserved for future award grants under the Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the NASDAQ Global Market on April 1, 2013, adjusted for ADS to ordinary shares ratio.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 2,686,965 Class A ordinary shares of the Registrant that have been added to the award pool pursuant to the terms of the Registrant’s 2010 Share Incentive Plan, as amended (the “Plan”).

Previously, an aggregate of 36,585,630 Class A ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-177273) filed on October 13, 2011 (the “Original S-8 Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

Pursuant to the terms of the Plan, the maximum aggregate number of Class A ordinary shares authorized for issuance under the Plan shall be increased to 39,272,595. The 2,686,965 Class A ordinary shares being registered on this registration statement represent the aggregate increase to the maximum aggregate number of Class A ordinary shares issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by 21Vianet Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2011 filed with the Commission on April 18, 2012;

(b)	The Registrant’s reports on Form 6-K furnished with the Commission on February 8, February 28, May 17, August 17, September 21, November 16, 2012, March 6 and March 18, 2013, respectively; and

(c)	The description of the Registrant’s Class A ordinary shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35126) filed with the Commission on April 6, 2011, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 3, 2013.

21Vianet Group, Inc.

By:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Chairman of Board of Directors and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Sheng Chen and Shang-Wen Hsiao, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on April 3, 2013.

Signature	Title
/s/ Sheng Chen	Chairman of the Board of Directors and Chief Executive Officer
Sheng Chen	(principal executive officer)

/s/ Yoshihisa Ueno	Director
Yoshihisa Ueno

/s/ Jun Zhang	Director
Jun Zhang

/s/ Hongwei Jenny Lee	Director
Hongwei Jenny Lee

/s/ Terry Wang	Director
Terry Wang

/s/ Kenneth Chung-Hou Tai	Director
Kenneth Chung-Hou Tai

/s/ Shang-Wen Hsiao	President and Chief Financial Officer
Shang-Wen Hsiao	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of 21Vianet Group, Inc., has signed this registration statement or amendment thereto in New York on April 3, 2013.

Authorized U.S. Representative

By:	/s/ Diana Arias
Name:	Diana Arias, on behalf of Law Debenture Corporate Services Inc.
Title:	Senior Managing Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended, initially filed with the Commission on April 4, 2011 (File No. 333-173292))

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended, initially filed with the Commission on April 4, 2011 (File No. 333-173292))

4.3	Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8, as amended, initially filed with the Commission on October 13, 2011 (File No. 333-177273))

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.12*	2010 Share Incentive Plan, as amended

23.1*	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.